   As filed with the Securities and Exchange Commission on December 19, 2002

                                           Registration Statement No. 333-92012
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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                               -----------------

                                AMENDMENT NO. 2

                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               -----------------
                             SHERWOOD BRANDS, INC.
            (Exact Name of Registrant as Specified in Its Charter)

                   North Carolina                 56-1349259
           ------------------------------- -------------------------
           (State or Other Jurisdiction of     (I.R.S. Employer
           Incorporation or Organization)   Identification Number)

                                              Uziel Frydman
                                           President and Chief
                                            Executive Officer
               Sherwood Brands, Inc.      Sherwood Brands, Inc.
               1803 Research Blvd.,       1803 Research Blvd.,
                     Suite 201                  Suite 201
             Rockville, Maryland 20850  Rockville, Maryland 20850
                  (301) 309-6161             (301) 309-6161
             -------------------------  -------------------------
              (Address, Including Zip   (Name, Address, Including
                Code, and Telephone      Zip Code, and Telephone
                      Number,                    Number,
             Including Area Code, of
             Registrant's Principal       Include Area Code, of
             Executive Offices)            Agent for Service)
                         Copies of Communications to:
                             Gary M. Epstein, Esq.
                            Greenberg Traurig, P.A.
                             1221 Brickell Avenue
                             Miami, Florida 33131
                                (305) 579-0500
                          (Facsimile) (305) 579-0717
                               -----------------
   Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the Registration Statement becomes effective.
                               -----------------
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               -----------------
                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                              Proposed       Proposed
                                                 Amount       Maximum        Maximum      Amount of
      Title of Each Class of Securities          to be     Offering Price   Aggregate    Registration
              to be Registered                 Registered     Per Unit    Offering Price     Fee
-----------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.01 per share  270,564       $ 4.425(1)  $1,197,245.70    $110.15
-----------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.01 per share   38,652(2)    $6.4681(3)  $  250,005.00    $ 23.00
-----------------------------------------------------------------------------------------------------
Total.........................................  309,216                                    $133.15*

================================================================================
(1)Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act, and based on the average of the high and low prices as reported on the American Stock Exchange of the registrant's common stock on June 26, 2002.
(2)Shares of Class A Common Stock issuable upon the exercise of outstanding warrants.
(3)Based upon the exercise price of the warrants.
*  Fee has already been paid.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.



                Subject To Completion, Dated December 19, 2002


Prospectus

                             Sherwood Brands, Inc.

                                    309,216
                                    Shares
                             Class A Common Stock

The Offering:

  . This prospectus relates to the sale by the selling shareholders of up to 270,564 shares of our Class A common stock as well as up to 38,652 shares of our Class A common stock issuable upon the exercise of outstanding warrants. The common stock and the warrants were issued to the selling shareholders in connection with the merger of Sherwood Acquisition Corp., our wholly owned subsidiary, with and into Asher Candy Acquisition Corporation.

Use of Proceeds:

  . We will not receive any proceeds from sales of any of the common stock by the selling shareholders. The selling shareholders may sell, directly or through one or more underwriters, brokers, dealers or agents in one or more transactions in the market, all or a portion of the securities offered. Any underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of shares for whom they may act as agent. This compensation may be in excess of those customary in the types of transactions involved. See "Plan of Distribution."

Trading Market:


  . Our Class A common stock is listed and quoted on the American Stock Exchange under the symbol "SHD." On December 18, 2002, the closing price of our Class A common stock was $2.79 per share.


Offering Expenses:

  . We have agreed to bear the expenses of the registration of the resale of the shares of Class A common stock by the selling shareholders.

Risk Factors:

  . Please see the section entitled "Risk Factors" on page 2 of this prospectus for a discussion of risks that you should consider before purchasing any of the securities covered by this prospectus.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. They have not made, and they will not make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

               The date of this prospectus is            , 2002.

                              PROSPECTUS SUMMARY

   This summary highlights selected information and does not contain all the information that is important to you. We urge you to read the entire prospectus and the documents we have referred you to in "Where You Can Find More Information" on page 8 for more information about our company and our financial statements. You should pay special attention to the risks of investing in our common stock discussed under "Risk Factors." Except where the context otherwise requires, the terms "we," "us," "our" or "Sherwood Brands" refer to the business of Sherwood Brands, Inc. and its consolidated subsidiaries. All dollar amounts are expressed in U.S. dollars.

Our Business

   Sherwood Brands, Inc. is engaged in the manufacture, marketing and distribution of a diverse line of brand name candies, cookies, chocolates and gifts. We manufacture jelly beans, lollipops, biscuits, soft and hard candies and assemble seasonal gift items, including gift baskets. Our principal branded products are COWS(TM) butter toffee candies, DEMITASSE(R) biscuits, RUGER(R) wafers, SMILE POPS(R) lollipops, STRIP-O-POPS(R) lollipops and ELANA(R) Belgian chocolates. We also market SOUR FRUIT BURST(TM) fruit-filled hard candies, as well as certain holiday specialty products, such as PIRATE'S GOLD COINS(TM) milk chocolates for Christmas and TOKENS OF LOVE(TM) milk chocolates for Valentine's Day. Our marketing strategy, including our packaging of products, is designed to maximize freshness, taste and visual appeal, and emphasizes highly distinctive, premium quality products that are sold at prices that compare favorably to those of competitive products. We believe that all of our operations are part of the confectionery industry and we currently report as a single industry segment.

   We manufacture some of the products we offer in our manufacturing facilities. The other products we offer are manufactured to our specific recipe and design specifications by third parties. These third party manufacturers are located in Argentina, Austria, Belgium, Holland, Germany, Italy, and Ireland. We purchase ingredients and packaging materials from numerous suppliers. Such ingredients and packaging materials include flour, sugar, shortening, flavorings, butter, folding cartons, shipping cartons and wrapping film. The primary source of components used in our line of holiday gift items and gift baskets, which are assembled at our Central Falls, RI and our New Bedford, MA facilities, are manufacturers located in Asia, principally China.

   We sell our products primarily to mass merchandisers and other retail customers, grocery and drug store chains, club stores, convenience stores, specialty shops and wholesalers. Our mass merchandiser customers include Family Dollar, Target, Dollar General, K-Mart and Wal-Mart. Vending companies are our second largest customer category. ELANA Belgian chocolates, RUGER wafers, COWS butter toffee candies and SOUR FRUIT BURST candies are available in vending machines as well as through traditional outlets. We also sell our products to numerous gourmet distributors throughout the United States. These distributors in turn sell products to a wide base of gourmet stores. We have two manufacturing facilities and three assembly facilities.

                             Corporate Information

   We are a North Carolina corporation. Our principal executive offices are located at 1803 Research Blvd., Suite 201, Rockville, Maryland 20850. Our telephone number is (301) 309-6161.

                                 RISK FACTORS

   You should carefully consider the following risks before making an investment decision. If any of the following risks occurs, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment.


   The loss of a significant customer could have an adverse effect on our business. We are dependent on a limited number of customers for a significant portion of our revenues. Wal-Mart and Sam's Club accounted for approximately
14% and 29%, respectively, of our sales for the year ended July 31, 2002. We do not maintain agreements with our customers and sell products pursuant to purchase orders placed from time to time in the ordinary course of business.
The loss of a significant customer could have an adverse effect on our business.


   We face significant competition in the marketing and sale of our products. Our products compete for consumer recognition and shelf space with candies, cakes, cookies, chocolates and other food products which have achieved international, national, regional and local brand recognition and consumer loyalty. These products are marketed by companies (which may include our suppliers) with significantly greater financial, manufacturing, marketing, distribution, personnel and other resources than we have. Some of these competitors, such as Hershey Food Corporation, M&M Mars, Inc., Nestle, S.A., Nabisco, Inc., Keebler Company and Sunshine Biscuits, Inc., dominate the markets for candy and cookie products, and have substantial promotional budgets which enable them to implement extensive advertising campaigns. The food industry is characterized by frequent introductions of new products, accompanied by substantial promotional campaigns. If we are unable to continue to compete successfully our business could be adversely affected.

   We face various risks relating to a recent acquisition. We recently acquired the business of Asher Candy Acquisition Corporation. Asher Candy Acquisition Corporation manufactured candy canes, a product which we had no prior experience in manufacturing. If we are unable to successfully relocate the candy cane manufacturing equipment we purchased or produce a quality product, and maintain or increase the customer base, our profitability could be adversely affected.

   Our success is highly dependent on consumer preferences and industry factors. The markets for candy and cookie products are affected by changes in consumer tastes and preferences and nutritional and health-related concerns. We could be subject to increased competition from companies whose products or marketing strategies address these concerns. In addition, the markets for our products may be subject to national, regional and local economic conditions which affect discretionary spending, demographic trends and product life cycles, whereby product sales increase from their introductory stage through their maturity and then reach a stage of decline over time.

   We have limited historical profitability and may not be profitable in the future. We have historically, until recently, achieved limited profitability. Our operating expenses have increased and can be expected to continue to increase in connection with any expansion activities undertaken by us, including those relating to advertising and product manufacturing. Accordingly, our profitability will depend on our ability to improve our operating margins and increase revenues from operations. Unanticipated expenses, unfavorable currency exchange rates, increased price competition and adverse changes in economic conditions could have a material adverse effect on our operating results. If we are unable to achieve significantly increased levels of revenues, our future operations may not continue to be profitable.

   We depend on our trademarks. We hold United States trademark registrations for the "ELANA," "RUGER", "TONGUE TATTOO", "STRIP-O-POP", "SMILE POPS" and "demitasse" names, and have filed trademark registrations for certain other names, including "COWS," and use other names for which we have not applied for registration. We believe that our rights to these names are a significant part of our business and that our ability to create demand for our products is dependent to a large extent on our ability to exploit these trademarks. Our failure to protect our trademarks and other intellectual property rights could negatively impact the value of our brand names. We are applying for the international registration of all of our trademarks.

   We are dependent on third-party manufacturers and suppliers. We are dependent on the ability of our manufacturers to adhere to our product, price and quality specifications and scheduling requirements. Our operations require us to have production orders in place in advance of shipment to our warehouses (product deliveries typically take 60 days). Any delay by manufacturers in supplying finished products to us would adversely affect our ability to deliver products on a timely and competitive basis. In addition, raw materials necessary for the manufacture of our products at our facilities, including flour, sugar, shortening, butter and flavorings, are purchased from third-party suppliers. We do not maintain agreements with any such suppliers and we are, therefore, subject to risks of periodic price fluctuations, shortages and delays. If there is a material interruption in the availability or significant price increases for raw materials would have a material adverse effect on our operating margins.


   We face various risks relating to foreign manufacturing. During the fiscal years ended July 31, 2000, 2001 and 2002, approximately 31%, 23% and 23%, respectively, of our products were manufactured in foreign countries. We have been and will continue to be subject to risks associated with the manufacture of products in foreign countries, primarily in Argentina, Austria, Belgium, China, Holland and Ireland. These risks are material shipping delays, fluctuations in foreign currency exchange rates, customs duties, tariffs and import quotas and international political, regulatory and economic developments. We assume the risk of loss, damage or destruction of products when shipped by a manufacturer. Because we pay for some of our products manufactured outside the United States in foreign currencies, any weakening of the United States dollar in relation to relevant foreign currencies, could result in significantly increased costs to us. In addition, some products manufactured overseas are subject to import duties. Deliveries of products from our foreign manufacturers could also be delayed or restricted by the future imposition of quotas. If quotas were imposed, it is possible that we would not be able to obtain quality products at favorable prices from domestic or other suppliers whose quotas have not been exceeded by the supply of products to their existing customers.



   Our operating results fluctuate and we are subject to seasonality. Our operating results are subject to fluctuations as a result of new product introductions, the timing of significant operating expenses and customer orders, delays in shipping orders, pricing and seasonality. Our sales increase during the first and second quarters of our fiscal year, due to the holidays that occur during those quarters. During the fiscal years ended July 31, 2000, 2001 and 2002, approximately 55%, 70% and 70%, respectively, of our annual sales occurred in the first two quarters of the fiscal year. If we are unable to meet the delivery schedules of our customers during the first two quarters of our fiscal year our profitability would be adversely affected during that fiscal year.


   We are subject to government regulation. We are subject to extensive regulation by the United States Food and Drug Administration, the United States Department of Agriculture and by other state and local authorities in jurisdictions in which our products are manufactured or sold. Among other things, such regulation governs the importation, manufacturing, packaging, storage, distribution and labeling of our products, as well as sanitary conditions and public health and safety. Applicable statutes and regulations governing our products include "standards of identity" for the content of specific types of products, nutritional labeling and serving size requirements and general "Good Manufacturing Practices" with respect to manufacturing processes. Our facilities and products are subject to periodic inspection by federal, state and local authorities. Our failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions.

   We may incur product liability claims that are not fully insured. As a manufacturer and marketer of food products, we are subject to product liability claims from consumers. We maintain product liability insurance with limits of $2,000,000 in the aggregate and $1,000,000 per occurrence (with excess coverage of $10,000,000). These insurance amounts may not be sufficient to cover potential claims and adequate levels of coverage may not be available in the future at a reasonable cost. In the event of a partially or completely uninsured successful claim against us, our financial condition and reputation would be materially affected.

   We are dependent on key personnel and the loss of these key personnel could have a material adverse effect on our success. Our success is dependent on the personal efforts of Uziel Frydman, our Chairman, President and Chief Executive Officer, Amir Frydman, our Vice President of Marketing and Christopher Willi, our Chief Financial Officer. The loss or interruption of the services of such individuals could have a material adverse effect on our business. We maintain "key-man" insurance in the amount of $1 million on the life of Mr. Uziel Frydman. Our success also depends upon our ability to hire and retain additional qualified management, marketing and other personnel. Employment and retention of qualified personnel is important due to the competitive nature of the food industry. Our failure to hire and retain qualified personnel could adversely affect our success.

   Our President and Chief Executive Officer controls our company. Mr. Uziel Frydman, President and Chief Executive Officer of our company, owns 400,000 shares of Class A Common Stock (with a right to acquire an additional 202,984 upon the exercise of options) and 1,000,000 shares of Class B Common Stock, representing, in the aggregate, approximately 43% of the outstanding Common Stock of our company and 76% of the voting control of our company, assuming that all of the warrants are exercised. Accordingly, Mr. Frydman will be able to direct the election of all of our company's directors, increase the authorized capital, dissolve, merge or sell the assets of our company, and generally direct the affairs of our company. In addition, the level of control exercised by Mr. Frydman may discourage investors from purchasing our Common Stock.

   We may issue "blank check" preferred stock that would prevent a change of control. Our Articles of Incorporation, as amended, authorize our board of directors to issue up to 5,000,000 shares of "blank check" preferred stock without stockholder approval, in one or more series and to fix the dividend rights, terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges, and restrictions applicable to each new series of preferred stock. The issuance of shares of preferred stock in the future could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, could make it difficult for a third party to gain control of our company, prevent or substantially delay a change in control, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock.

   We are prohibited from paying dividends. We have never paid any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of cash dividends is prohibited by the terms of our financing agreements.

             CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains some forward-looking statements, within the meaning of federal securities laws, about our financial condition, results of operations and business. You can find many of these statements by looking for words like "will," "should," "believes," "expects," "project," "could," "anticipates," "estimates," "intends," "may," "pro forma" or similar expressions used in this prospectus. These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by the forward-looking statements. The risks and uncertainties include those risks and uncertainties identified under the heading "Risk

Factors" in this prospectus. Because these forward-looking statements are subject to risks and uncertainties, we caution you not to place undue reliance on these statements, which speak only as of the date of this prospectus. We do not undertake any responsibility to review or confirm analysts' expectations or estimates or to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

                                USE OF PROCEEDS

   We will not receive any proceeds from the sale by the selling shareholders of any of the shares offered hereby. We will pay all of the costs of this offering.

                             SELLING SHAREHOLDERS

   The selling shareholders acquired the shares held by them in connection with the merger of Sherwood Acquisition Corp., our wholly owned subsidiary, with and into Asher Candy Acquisition Corporation on May 1, 2002.

   The following table sets forth information with respect to the selling shareholders as of June 25, 2002. Except as otherwise disclosed, the selling shareholders do not have and within the past three years have not had any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling shareholders may offer all or some portion of the shares pursuant to this prospectus, we cannot give an estimate as to the number of shares that the selling shareholders will hold upon termination of any of these sales. In addition, the selling shareholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which it provided the information to us regarding its shares, in transactions exempt from the registration requirements of the Securities Act. Except as indicated in this section, we are not aware of any material relationship between us and the selling shareholders within the past three years other than as a result of the selling shareholders' beneficial ownership of their shares.

                                                                                    Percentage of
                                                                Number of Shares        Shares
                                                               Beneficially Owned Beneficially Owned
                            Number of Shares  Number of Shares   After Offering     After Offering
Selling Shareholder        Beneficially Owned     Offered            (1)(2)             (1)(2)
-------------------        ------------------ ---------------- ------------------ ------------------
Eleanor Levie.............    170,066.174(3)    170,066.174(3)         0                  *
 259 Cherry Lane
 Doylestown, PA 18901

James Spampinato..........     77,302.806(4)     77,302.806(4)         0                  *
 19 Green Knoll Ct.
 Northport, NY 11768

StepCap LLC...............     30,922.122(5)     30,922.122(5)         0                  *
 c/o Warren Fader
 126 East 56th Street,
 21st floor
 New York, NY 10022

Carl Marx & Co., Inc......     15,461.561(6)     15,461.561(6)         0                  *
 135 East 57th Street
 New York, NY 10022

Robert Davidoff...........      7,731.280(7)      7,731.280(7)         0                  *
 c/o Carl Marx & Co., Inc.
 135 East 57th Street
 New York, NY 10022

Howard Davidoff...........      7,731.280(8)      7,731.280(8)         0                  *
 c/o Carl Marx & Co., Inc.
 135 East 57th Street
 New York, NY 10022

--------
*   Less than 1%
(1) Except as otherwise noted, we determine beneficial ownership in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended. We treat shares of common stock issuable pursuant to options, warrants and convertible securities, to the extent these securities are currently exercisable or convertible within 60 days of June 25, 2002, as outstanding for computing the percentage of the person holding such securities. Unless otherwise noted, each identified person or group possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. We treat shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days as outstanding only to determine the number and percent owned by such person or group.
(2) Assuming that all shares offered here are sold but no other securities held by the selling shareholder are sold.
(3) Includes 21,258.174 shares of Class A common stock issuable upon the exercise of outstanding warrants.
(4) Includes 9,662.806 shares of Class A common stock issuable upon the exercise of outstanding warrants.
(5) Includes 3,865.122 shares of Class A common stock issuable upon the exercise of outstanding warrants. Based on information provided by StepCap LLC, Mr. Fader, the primary manager, is deemed the beneficial owner of the shares.
(6) Includes 1,932.561 shares of Class A common stock issuable upon the exercise of outstanding warrants. Based on information provided by Carl Marks & Co., Inc., Edwin Marks, Chairman, Andrew Boas and Mark Claster, co-presidents, are deemed the beneficial owners of the shares.
(7) Includes 966.280 shares of Class A common stock issuable upon the exercise of outstanding warrants.
(8) Includes 966.280 shares of Class A common stock issuable upon the exercise of outstanding warrants.

Transfer Agent and Registrar

   The transfer agent for our Class A common stock is Continental Stock Transfer & Trust Company.

                             PLAN OF DISTRIBUTION

   We are registering the shares on behalf of the selling shareholders which includes transferees among such selling shareholders, donees and pledgees receiving shares from them after the date of this prospectus. The selling shareholders have advised us that they may sell their shares offered here to purchasers directly. Alternatively, the selling shareholders may offer the shares to or through underwriters, brokers/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders or the purchasers of shares for whom they may act as agents. The selling shareholders and any underwriters, brokers/dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any profit realized by them on the sale of such shares and any discounts, commissions, concessions or other compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. This compensation may be in excess of that customary in the types of transactions involved.

   Each of the selling shareholders has agreed, not to sell our common stock that was issued to them pursuant to the merger between of Sherwood Acquisition Corp. and Asher Candy Acquisition Corporation, the resale of which is being registered hereby, in excess of the volume limitations set forth in Rule 144(e) of the rules and regulations promulgated pursuant to the Act (whether or not Rule 144 if applicable to such sale), for a period of one year after April 25, 2002.

   The selling shareholders have advised us that they may sell the shares in one or more transactions:

  .  at fixed prices;

  .  at market prices prevailing at the time of sale;

  .  at prices related to prevailing market prices; and/or

  .  at varying prices determined at the time of sale or at negotiated prices.

   The sale of shares may be effected in transactions (which may involve crosses or block transactions):

  . on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

  .  in the over-the-counter market;

  . in transactions otherwise than on such exchanges or in the over-the-counter market; or

  .  through the writing of options.

   Because the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the American Stock Exchange. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Act may apply to their sales in the market.

   Upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, which supplement will disclose:

  . the name of each such selling shareholder and of the participating broker-dealer(s);

  .  the number of shares involved;

  .  the price at which such shares were sold;

  . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

  . that such broker-dealer(s) did not conduct any investigations to verify the information set out or incorporated by reference in this prospectus; and

  .  such other facts as may be material to the transaction.

   Pursuant to our agreement with the selling shareholders, we will pay all expenses of the registration of the shares, including, without limitation, commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling shareholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against certain civil liabilities, including certain liabilities under the Securities Act, or it will be entitled to the appropriate contribution.

                  DESCRIPTION OF SECURITIES TO BE REGISTERED

   The Company is authorized to issue 30,000,000 shares of Class A Common Stock, par value $.01 per share. As of the date of this Prospectus, there are 2,986,814 shares of Class A Common Stock outstanding of these 309,215.223 are being offered hereby.

   The holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders, including the election of directors, and, subject to preferences that may be applicable to any Preferred Stock outstanding at the time, are entitled to receive ratable such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation or dissolution of the Company, the holders of Class A Common Stock are entitled to receive all assets available for distribution to the shareholders, subject to any preferential rights of any Preferred Stock then outstanding. The holders of Class A Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the Class A Common Stock. All outstanding shares of Class A Common Stock are, and the shares of Class A Common Stock offered hereby upon issuance and sale will be, fully paid and non-assessable. The rights, preferences and privileges of the holders of Class A Common Stock are subject to, and may be adversely affected by, the right of the holders of any shares of Preferred Stock which the Company may designate in the future.

                                 LEGAL MATTERS

   The validity of the issuance of the underlying warrants and the shares of common stock offered by this prospectus will be passed upon for us by Greenberg Traurig, P.A., Miami, Florida.

                                    EXPERTS


   The financial statements incorporated in this registration statement by reference from the Annual Report on Form 10-K of Sherwood Brands, Inc. for the year ended July 31, 2002 have been audited by BDO Seidman LLP, independent certified public accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of local public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. The SEC allows us to "incorporate by reference" some of the documents that we file with it into this prospectus, which means:

  .  incorporated documents are considered part of this prospectus;

  . we can disclose important information to you by referring you to those documents; and

  . information that we file with the SEC will automatically update and supersede this incorporated information.

   We incorporate by reference the documents listed below, which were filed with the SEC under the Securities Exchange Act of 1934:




  . our annual report on Form 10-K/A for the year ended July 31, 2002 filed on October 29, 2002 (as amended on December 13, 2002).




   We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus:

  .  any reports filed under Sections 13(a) and (c) of the Securities Exchange
     Act;

  . definitive proxy or information statements filed under Section 14 of the Securities Exchange Act in connection with any subsequent stockholders' meetings; and

  .  any reports filed under Section 15(d) of the Securities Exchange Act.

   You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial position and results of operations may have changed since that date. You may request, orally or in writing, a copy of any filings referred to above, at no cost, by contacting us at the following address:

                             Sherwood Brands, Inc.
                        1803 Research Blvd., Suite 201
                           Rockville, Maryland 20850
                                (301) 309-6161
                     Attn: Christopher J. Willi, Secretary

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   Prospective investors may rely only on the information contained in this prospectus. Neither any underwriter nor we has authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

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                               TABLE OF CONTENTS

                                                           Page
                                                           ----
                 Prospectus Summary.......................  1

                 Risk Factors.............................  2

                 Cautionary Note Regarding Forward-Looking
                   Statements.............................  4

                 Use of Proceeds..........................  5

                 Selling Shareholders.....................  6

                 Plan of Distribution.....................  7

                 Legal Matters............................  8

                 Experts..................................  8

                 Where You Can Find More Information......  9

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                             Sherwood Brands, Inc.

                             Class A Common Stock

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                                  PROSPECTUS

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                                              , 2002

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                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution (1)

   The following table sets forth the costs and expenses (subject to future contingencies) incurred or expected to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered pursuant to this Registration Statement. The Registrant has agreed to pay all the costs and expenses of this offering.

         Securities and Exchange Commission Registration Fee $  133.15
         Accounting Fees and Expenses.......................  2,000.00
         Legal Fees and Expenses............................  3,000.00
         Blue Sky Fees......................................      0.00
         Printing Expenses..................................      0.00
         Transfer Agent Fees and Expenses...................      0.00
         Miscellaneous......................................     17.85
                                                             ---------
            Total........................................... $5,150.00

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(1) The amounts set forth above are estimated.

Item 15.  Indemnification of Directors and Officers

   Section 55-2-02 of the North Carolina Business Corporation Act (the "NCBCA") enables a North Carolina corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of a director for monetary damages for breach of duty as a director. No such provision is effective to eliminate or limit a director's liability for (i) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation,
(ii) improper distributions described in Section 55-8-33 of the NCBCA, (iii) any transaction from which the director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date the exculpatory provision became effective. The Registrant's Restated and Amended Articles of Incorporation limit the personal liability of its directors to the fullest extent permitted by the NCBCA. This provision does not prevent the Registrant or its shareholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to shareholders in any particular case, however, shareholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

   Section 55-8-50 through 55-8-58 of the NCBCA contain provisions entitling the Registrant's directors and officers to indemnification from judgments, settlements, penalties, fines, and reasonable expenses (including attorney's fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Registrant. The Restated and Amended Articles of Incorporation also include provisions to the effect that (subject to certain exceptions) the Registrant shall, to the maximum extent permitted from time to time under the NCBCA, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as may from time to time be in effect. In addition, the Registrant intends to enter into indemnification agreements with its directors and officers prior to the consummation of the offering.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision by-law, contract, arrangement, statutes or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

   Additionally, Section 55-8-57 of the NCBCA authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the NCBCA to indemnify such party. The Registrant's directors and officers, are currently covered under directors' and officers' insurance policies maintained by the Registrant that will indemnify such persons against certain liabilities arising from acts or omissions in the discharge of their duties. Such insurance policies provide $2.5 million coverage for liabilities, including liabilities for alleged violation of securities laws.

Item 16.  Exhibits

   The following exhibits are included as part of this Registration Statement:

Exhibits Description
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   2.1   Agreement and Plan of Merger by and among Sherwood Brands, Inc., a North Carolina corporation, Sherwood Acquisition Corp., a Wyoming corporation, Asher Candy
         Acquisition Corporation, a Wyoming corporation and the shareholders of the Corporation, dated April 25, 2002. (1)

   5.1   Opinion of Greenberg Traurig, P.A. (2)

  23.1   Consent of Greenberg Traurig, P.A. (included in exhibit 5.1) (2)

  23.2   Consent of BDO Seidman, LLP

  24.1   Power of Attorney (2)

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       (1)Filed as Exhibit 2.1 to the Registrant's Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on May 8, 2002
       (2)Filed as Exhibit 5.1 to the Registrant's Registration Statement on Form S-3, which was filed with the Securities and Exchange Commission on July 3, 2002

Item 17.  Undertakings

   (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement.

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act") that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (b) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities on the dates indicated.


          SIGNATURE                         TITLE                     DATE
          ---------                         -----                     ----

     /s/  UZIEL FRYDMAN        President, Chief Executive       December 19, 2002
-----------------------------  Officer and
 Uziel Frydman, on behalf of   Director (Principal Executive
           himself             Officer)
 as well as Attorney in Fact

  /s/  CHRISTOPHER J. WILLI    Chief Financial                  December 19, 2002
-----------------------------  Officer and Secretary (Principal
    Christopher J. Willi       Accounting Officer)

      /s/  AMIR FRYDMAN        Executive                        December 19, 2002
-----------------------------  Vice-President, Treasurer and
        Amir Frydman           Director

             **                Director                         December 19, 2002
-----------------------------
     Douglas A. Cummins

             **                Director                         December 19, 2002
-----------------------------
        Jean E. Clary

             **                Director                         December 19, 2002
-----------------------------
          Guy Blynn

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** Executed on behalf of these individuals by Uziel Frydman as Attorney in Fact.

                                 Exhibit Index

          Exhibit
          Number  Description
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           23.2   Consent of Independent Certified Public Accountants